CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

DXI Energy Inc.
598-999 Canada Place
Vancouver, BC V6C 3E1

We hereby consent to the use and reference to our name and reports evaluating a portion of DXI Energy Inc.’s petroleum and natural gas reserves as of December 31, 2015, and the information derived from our reports, as described or incorporated by reference in: (i) DXI Energy Inc.’s Annual Report on Form 20-F for the year ended December 31, 2015, ( ii)DXI Energy Inc.’s Registration Statement on Form F-3 (File No.333-183587), and (iii)DXI Energy Inc.’s Registration Statements on Form S-8 (Files No. 333-179540 and 333-156772), filed with the United States Securities and Exchange Commission.

Yours truly,

GLJ PETROLEUM CONSULTANTS LTD.

Chad P. Lemke, P. Eng.
Manager, Engineering

Dated: April 19, 2016
Calgary, Alberta
CANADA